UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2017

Stony Hill Corp.
(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-55523

(Commission File Number)

81-1699502

(IRS Employer Identification No.)

2355 Westwood Blvd., Suite 349

Los Angeles, California 90064

(Address of principal executive offices)(Zip Code)

(310) 356-7374

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On February 23, 2017, Stony Hill Corp., a Nevada corporation (the “Company”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with mCig, Inc., a Nevada corporation (“mCig”). Pursuant to the terms and conditions of the Asset Purchase Agreement, the Company acquired 80% of those certain assets that comprise the VitaCBD business (the “Assets”) from mCig, and an option (the “Option”) to acquire the remaining 20% of assets related to the Assets for a purchase price of $200,000. The VitaCBD business is primarily a line of cannabidiol (“CBD”) retail products available for purchase at vitacbd.com, which products include CBD tinctures, ejuices, edibles, islates, salves, waxes, oils and capsules, as well as related trade names, social media, accounts and other related assets. Information on the vitacbd.com website is not part of the disclosure on this Current Report on Form 8-K.

The purchase price the Company paid for the Assets was $150,000 and 200,000 shares of the common stock of the Company. Additionally, on May 24, 2017, the Company is obligated issue (the “Second Stock Issuance”) to mCig either (i)150,000 shares of the Company’s common stock or (ii) that number of shares of common stock of the Company valued at $300,000, whichever has a lesser “Market Value,” defined as average of the closing prices for the common stock of the Company on any quotation tier of the OTC Markets, as reported by the OTC Markets, for the 90 trading days subsequent to February 23, 2017. If the market value of the Second Issuance on the anniversary date of such issuance is greater than $300,000, the additional value shall be offset against of the purchase price of the Option to purchase the remaining 20% of assets related to the Assets. The 200,000 shares of the common stock of the Company issued to mCig is equal to approximately 1.34% of the issued and outstanding shares of common stock of the Company.

If the average during any 7-day period during the first year following the Second Stock Issuance, the Market Value of the share of common stock of the Company owned by mCig is less than $550,000 (which amount represents the minimum target Market Value of the shares of common stock of the Company held by mCig immediately following the issuance of shares of common stock of the Company), then the Company is obligated to issue to mCig that additional number of common stock of the Company, on the one year anniversary date, to increase the Market Value of the total outstanding shares of common stock of the Company held by mCig to $550,000, without the payment of any additional consideration.

In connection with the Asset Purchase Agreement, the Company also entered into a Lock-up Agreement dated February 23, 2017, with mCig, pursuant to which mCig agreed to not resell any shares of common stock it received in connection with the Asset Purchase Agreement for a period of one year.

In connection with the Asset Purchase Agreement, the shares issued under the Second Stock Issuance are subject to a Security and Pledge Agreement, pursuant to which mCig pledged and granted a security interest in the shares issued under the Second Stock Issuance to the Company to cover claims by the Company against mCig that may arise under the terms and conditions of the Asset Purchase Agreement in the 90 days following the closing of the Asset Purchase Agreement.

Item 3.02 Unregistered Sales of Equity Securities.

The information under Item 2.01 of the Current Report on Form 8-K is incorporated herein by reference. The Company relied on the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended, for the offer and sale of 200,000 shares of common stock of the Company to mCig, where there was a private offer and sale, not involving any public offering, to one person, who had access to registration-type information about the Company.

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Item 7.01 Regulation FD Disclosure.

On February 27, 2017, the Company issued a press regarding its acquisition of the Assets. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in this Item 7.01 referenced herein is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Securities Act of 1933, as amended, unless we expressly incorporate such information by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit	Description

10.1	Asset Purchase Agreement, dated February 23, 2017, by and between Stony Hill Corp., a Nevada corporation, and mCig, Inc., a Nevada corporation.
10.2	Bill of Sale, Assignment and Assumption, dated February 23, 2017, by and between Stony Hill Corp., a Nevada corporation, and mCig, Inc., a Nevada corporation.
10.3	Assignment of Intellectual Property, dated February 23, 2017, made by mCig, Inc., a Nevada corporation.
10.4	Lock-up Agreement, dated February 23, 2017, by and between Stony Hill Corp., a Nevada corporation, and mCig, Inc., a Nevada corporation.
10.5	Security and Pledge Agreement, dated February 23, 2017, by and between Stony Hill Corp., a Nevada corporation, and mCig, Inc., a Nevada corporation.
99.1	Press release dated February 27, 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stony Hill Corp.

Date: February 27, 2017	By:	/s/ John Brady
	Name:	John Brady
	Title:	Secretary

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